Exhibit 99.1

Zion Oil & Gas Update
Friday, January 31, 2014

Dear Shareholder and/or Friend of Zion:

This is an update of noteworthy events that have occurred since our last newsletter. In between updates, please consult our website, press releases, and our SEC filings to keep up with company developments.

Priority and Focus Now on Megiddo-Jezreel License Exploration

In our last update, we informed you that Israel's Petroleum Commissioner awarded Zion the Megiddo-Jezreel Petroleum Exploration License in December 2013.  The License area is about 400 square kilometers or 98,842 acres.  Our primary focus is now in this new area that appears to have all of the geologic ingredients of an active petroleum system with good potential.

We continue to work with Geomage, an Israel-based geophysical company, to reprocess existing seismic lines in an effort to improve our subsurface imaging ability in the Megiddo-Jezreel and nearby Jordan Valley License areas. This effort will aid us in high-grading exploration leads to develop them into drillable prospects.  We have almost completed reprocessing the first six seismic lines (86 kilometers) and this week instructed Geomage to reprocess another six lines (82 kilometers) for a total of 12 lines (168 kilometers).  We are also working with our Israel exploration staff to identify locations to acquire brand new seismic data in conjunction with the Geophysical Institute of Israel.

Elijah #3 Operations

Our original plans to re-enter the Elijah #3 well were delayed primarily due to problems that Lapidoth, our drilling contractor, experienced while drilling another well for a third party.  In early January 2014, we initiated re-entry operations and the Lapidoth rig has now been released.  Although we had hoped to encounter producible hydrocarbons, we did not (other than minimal amounts of gas) and we will now work to finalize all remaining plugging and abandonment procedures for that well. (Proverbs 24:16a)

Latino Leaders Magazine Article

Zion’s President recently appeared in a special section entitled Latinos in Energy, highlighting how key Latinos are shaping the Energy Industry.  Click the following link to read the articles in detail: LatinoLeaders.com

Our Annual Shareholder Meeting will be held on Monday, June 9, 2014 in Caesarea, Israel.

“A man’s heart plans his way, But the Lord directs his steps.”

Proverbs 16:9

Victor G. Carrillo
President and COO
Zion Oil & Gas

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, plans to achieve certain milestones, and plans for future drilling, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

Website: www.zionoil.com

Brittany Russell (dallas@zionoil.com)
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: 1-214-221-4610 or 1-888-891-9466